Filed pursuant to Rule 424(b)(5)
Registration No. 333-155351

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated November 13, 2008

Prospectus Supplement to Prospectus dated November 13, 2008.

7,000,000 Shares

Solera Holdings, Inc.

Common Stock

Solera Holdings, Inc. is offering 7,000,000 shares to be sold in the offering.

The common stock is listed on the New York Stock Exchange under the symbol “SLH”. The last reported sale price of the common stock on November 12 was $20.51 per share.

See “Risk Factors” on page 1 of the accompanying prospectus to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial price to public	$	$

Underwriting discount	$	$

Proceeds, before expenses, to Solera Holdings, Inc.	$	$

To the extent that the underwriter sells more than 7,000,000 shares of common stock, the underwriter has the option to purchase up to an additional 1,050,000 shares from Solera Holdings, Inc. at the initial price to public less the underwriting discount.

Goldman, Sachs & Co. expects to deliver the shares against payment in New York, New York on                         , 2008.

Goldman, Sachs & Co.

Prospectus Supplement dated                      , 2008

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document comprises two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus to which it relates. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. The information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of common stock. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

The terms “we,” “us,” “our,” “our company,” “the company” and “our business” collectively refer to: (1) the combined operations of the Claims Services Group for periods prior to the acquisition of the Claims Services Group by subsidiaries of Solera Holdings, LLC from Automatic Data Processing, Inc.

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in April 2006, which is referred to herein as the Acquisition, (2) the consolidated operations of Solera Holdings, LLC for the periods following the Acquisition and prior to the completion of its corporate reorganization in May 2007 and (3) the consolidated operations of Solera Holdings, Inc. as of and following the corporate reorganization in May 2007.

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USE OF PROCEEDS

We currently expect to use the net proceeds of this offering to fund the acquisition of one or more complementary businesses operating in geographies where we currently have a presence.

Our business strategy contemplates our making targeted acquisitions and, as of the date of this prospectus supplement, we are in various stages of negotiations with regard to acquisition opportunities. In particular, we are in negotiations with respect to two international acquisition opportunities, each of which has a purchase price which could exceed $100.0 million. In addition, we are also in negotiations with respect to three smaller acquisition opportunities with purchase prices ranging from less than $5.0 million to up to $20.0 million. The purchase price payable in connection with these acquisitions could take the form of cash, earn-out payments, promissory notes, or a combination thereof. One or more of these acquisitions could be announced before the end of the year. If consummated, these acquisitions would expand our operations in various locations in Europe and the Americas. In each case, we believe that identifying the potential targets or providing additional pricing information will compromise our negotiating position and would jeopardize our ability to compete for or consummate the transaction, as applicable. In addition, we cannot assure you that we will consummate any of these potential acquisitions, some of which involve competitive bidding situations and competing bidders that may have greater resources and/or the capacity to present offers that are more appealing to the respective sellers than ours, and in fact we may be unsuccessful in consummating any of these potential acquisitions. We are also continuing to actively seek, evaluate and potentially pursue additional acquisitions.

We may use a portion of the net proceeds of this offering to repay amounts owing in respect of our amended and restated credit facility. The actual amount, if any, will depend in large part on the extent to which we complete one or more of the potential acquisitions described above or similar transactions that we may identify. Our amended and restated credit facility consists of a $50.0 million revolving credit facility, a $230.0 million U.S. term loan and a €280.0 million European term loan. As of September 30, 2008, we had $0 million, $218.1 million and $376.2 million (€260.4 million) in outstanding loans under the revolving credit facility, U.S. term loan and European term loan, respectively, with interest rates of 4.819%, 4.819% and 6.954%, respectively.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2008:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the application of the proceeds of this offering, based upon the assumed public offering price of $20.51 per share, the closing price of our common stock on the New York Stock Exchange on November 12, 2008, after deducting our estimated offering expenses.

The information set forth below should be read in conjunction with “Use of Proceeds” and our consolidated financial statements and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2008
	Actual	Pro Forma(1)
	(in thousands, except share amounts)
Cash and cash equivalents(2)	$159,969	$297,596

Total debt:
Senior secured credit facility:
Revolver loans	—	—
Term loans(2)	594,321	594,321

Total debt(2)	594,321	594,321
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 15,000,000 shares authorized and no shares issued and outstanding	—	—
Common stock, par value $0.01 per share, 150,000,000 shares authorized and 64,938,889 and 71,938,889 shares issued and outstanding, actual and pro forma, respectively(3)	513,373	651,000
Retained earnings (accumulated deficit)	(95,810)	(95,810)
Accumulated other comprehensive income	21,863	21,863

Total stockholders’ equity	439,426	577,053

Total capitalization(2)	$1,033,747	$1,171,374

(1)	Assumes no exercise of the underwriter’s option to purchase additional shares.

(2)	See “Use of Proceeds.” Excludes the effects of the potential payment of purchase price for any acquisition and the potential repayment of indebtedness with the net proceeds from this offering. To the extent we use any of the net proceeds from this offering to fund the purchase price of one or more acquisitions, cash and cash equivalents will be reduced by such amount. To the extent that we use any of the net proceeds from this offering to repay amounts of our outstanding indebtedness, cash and cash equivalents, term loans, total debt and total capitalization will each be reduced by such amounts.

(3)	The number of shares of our common stock to be outstanding after this offering is as of September 30, 2008 and excludes:

•	the issuance of 1,490,403 shares upon the exercise of stock options outstanding as of November 3, 2008 and having a weighted average exercise price per share of $23.30; and

•	the issuance of 339,123 shares upon the vesting of restricted stock unit awards that were outstanding as of November 3, 2008.

UNDERWRITING

The company and Goldman, Sachs & Co. have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, Goldman, Sachs & Co. has agreed to purchase all of the 7,000,000 shares offered hereby.

Goldman, Sachs & Co. is committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If Goldman, Sachs & Co. sells more shares than the 7,000,000 shares described above, Goldman, Sachs & Co. has an option to buy up to an additional 1,050,000 shares from the company. Goldman, Sachs & Co. may exercise that option for 30 days.

The following table shows the per share and total underwriting discounts and commissions to be paid to Goldman, Sachs & Co. by the company. Such amounts are shown assuming both no exercise and full exercise of Goldman, Sachs & Co.’s option to purchase 1,050,000 additional shares.

Paid by the Company

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by Goldman, Sachs & Co. to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by Goldman, Sachs & Co. to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. If all the shares are not sold at the initial public offering price, Goldman, Sachs & Co. may change the offering price and the other selling terms. The offering of the shares by Goldman, Sachs & Co. is subject to receipt and acceptance and subject to Goldman, Sachs & Co.’s right to reject any order in whole or in part.

The company and each of its directors and executive officers have agreed with Goldman, Sachs & Co., subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of Goldman, Sachs & Co.

In connection with the offering, Goldman, Sachs & Co. may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by Goldman, Sachs & Co. of a greater number of shares than it is required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than Goldman, Sachs & Co.’s option to purchase additional shares from the company in the offering. Goldman, Sachs & Co. may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, Goldman, Sachs & Co. will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase additional shares pursuant to the option granted to it. “Naked” short sales are any sales in excess of such option. Goldman, Sachs & Co. must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if Goldman, Sachs & Co. is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by Goldman, Sachs & Co. in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by Goldman, Sachs & Co. for its own account, may have the effect of preventing or retarding a decline in the market price of the company’s stock and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), Goldman, Sachs & Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Goldman, Sachs & Co. has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the company; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and Goldman, Sachs & Co. has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $200,000.

The company has agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act of 1933.

Goldman, Sachs & Co. and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the company, for which they received or will receive customary fees and expenses.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Kirkland & Ellis LLP, a limited liability partnership that includes professional corporations, Chicago, Illinois. Certain partners of Kirkland & Ellis LLP, are members of a limited liability company that is an investor in GTCR Fund VIII, L.P. and GTCR Fund VIII/B, L.P. Certain partners of Kirkland & Ellis LLP are members of a partnership that is an investor in GTCR Co-Invest II, L.P. GTCR Fund VIII, L.P., GTCR Fund VIII/B L.P. and GTCR Co-Invest II, L.P., respectively, are the direct beneficial owners of shares of our common stock.

Kirkland & Ellis LLP represents entities affiliated with GTCR Golder Rauner II, L.L.C. and its affiliates in connection with legal matters. The shares of our common stock beneficially owned directly by each of GTCR Fund VIII, L.P. and GTCR Fund VIII/B, L.P. are beneficially owned indirectly by GTCR Partners VIII, L.P., the general partner of each such fund; and by GTCR Golder Rauner II, L.L.C., its general partner. The shares of our common stock beneficially owned directly by GTCR Co-Invest II, L.P. are beneficially owned indirectly by GTCR Golder Rauner II, L.L.C., its general partner. GTCR Golder Rauner II, L.L.C. has voting and dispositive authority over the shares held by GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P. and GTCR Co-Invest II, L.P., and therefore may be deemed to beneficially own such shares.

Latham & Watkins LLP, Los Angeles, California will act as counsel to Goldman, Sachs & Co.

PROSPECTUS

Solera Holdings, Inc.

Common Stock

We may offer and sell from time to time shares of our common stock covered by this prospectus. We may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. If any underwriters are involved in the sale of shares of our common stock covered by this prospectus, we will set forth the names of such underwriters and any applicable commissions or discounts in a prospectus supplement. The net proceeds to us from any such sale also will be set forth in a prospectus supplement. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock is traded on The New York Stock Exchange under the symbol “SLH”. On November 12, 2008 the last reported sale price of our common stock on The New York Stock Exchange was $20.51 per share. Prospective purchasers of our common stock are urged to obtain current information as to the market price of our common stock.

Investing in our common stock involves risks. See “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 13, 2008

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell shares of our common stock in one or more offerings. Each time our common stock is offered under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of any offering of our common stock pursuant to this prospectus, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement together with additional information under the heading “Where You Can Find More Information.” To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell our common stock in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus and information we have incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any other date.

The terms “we,” “us,” “our,” “our company,” “the company” and “our business” collectively refer to: (1) the combined operations of the Claims Services Group for periods prior to the acquisition of the Claims Services Group by subsidiaries of Solera Holdings, LLC from Automatic Data Processing, Inc. in April 2006, which is referred to herein as the Acquisition, (2) the consolidated operations of Solera Holdings, LLC for the periods following the Acquisition and prior to the completion of its corporate reorganization in May 2007 and (3) the consolidated operations of Solera Holdings, Inc. as of and following the corporate reorganization in May 2007.

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OUR COMPANY

We are the leading global provider of software and services to the automobile insurance claims processing industry. Our customers include more than 900 automobile insurance companies, including each of the ten largest automobile insurance companies in Europe and at least nine of the ten largest automobile insurance companies in North America. We also provide our software and services to over 33,000 collision repair facilities, 7,000 independent assessors and 3,000 automotive recyclers. Our software and services help our customers: estimate the costs to repair damaged vehicles; determine pre-collision fair market values for vehicles damaged beyond repair; automate steps of the claims process; outsource steps of the claims process that insurance companies have historically performed internally; and improve their ability to monitor and manage their businesses through data reporting and analysis. We are active in over fifty countries and derive most of our revenues from our estimating and workflow software.

We are a Delaware corporation. Our principal executive offices are located at 15030 Avenue of Science, San Diego, California 92128, and our telephone number is (858) 724-1600. Our website is www.solerainc.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus and should not be relied upon in determining whether to make an investment in our common stock.

RISK FACTORS

Our business is subject to significant risks. You should carefully consider the risks and uncertainties described in this prospectus and the documents incorporated by reference herein, including (i) the risks and uncertainties described in our consolidated financial statements and the notes to those financial statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, which was filed with the Securities and Exchange Commission, or SEC, on August 29, 2008, and (ii) the risks and uncertainties described in our consolidated financial statements and the notes to those financial statements and the risks and uncertainties described under the caption “Risk Factors” included in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, which was filed with the Securities and Exchange Commission, or SEC, on November 6, 2008, each of which is incorporated by reference in this prospectus, and each of which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties described in this prospectus and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occurs, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995 which are based on management’s current expectations, estimates and projections. These statements may be found throughout this prospectus and the documents incorporated by reference herein. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our future results of operations, our future financial position and our business outlook or state other “forward-looking” information. The information incorporated by reference under the heading “Risk Factors” in this prospectus provides examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events also include, but are not limited to, the following:

•

we depend on a limited number of customers for a substantial portion of our revenues, and the loss of, or a significant reduction in volume from, any of these customers would harm our financial results;

•	competitive pressures may require us to significantly lower our prices;

•	our industry is highly competitive, and our failure to compete effectively could result in a loss of customers and market share, which could harm our revenues and operating results;

•	the time and expense associated with switching from our competitors’ software and services to ours may limit our growth;

•	our future operating results may be subject to volatility as a result of exposure to foreign currency exchange risks;

•	our industry is subject to rapid technological changes, and if we fail to keep pace with these changes, our market share and revenues will decline;

•	changes in, or violations by us or our customers of, applicable government regulations could reduce demand for or limit our ability to provide our software and services in those jurisdictions;

•	we may incur significant restructuring and severance charges in future periods, which would harm our operating results and cash position or increase debt;

•

we require a significant amount of cash to service our indebtedness, which reduces the cash available to finance our organic growth, make strategic acquisitions and enter into alliances and joint ventures;

•	our amended and restated senior credit facility contains restrictive covenants that limit our ability to engage in certain activities;

•

current uncertainty in global economic conditions makes it particularly difficult to predict product demand and other related matters and makes it more likely that our actual results could differ materially from expectations;

•	we have a large amount of goodwill and other intangible assets as a result of the Acquisition. Our earnings will be harmed if we suffer an impairment of our goodwill or other intangible assets;

•	we have a history of net losses and may not maintain profitability in the future;

•	we have a very limited operating history as a stand-alone company, which may make it difficult to evaluate our future operating results;

•	our software and services rely on information generated by third parties and any interruption of our access to such information could materially harm our operating results;

•	system failures, delays and other problems could harm our reputation and business, cause us to lose customers and expose us to customer liability;

•	security breaches could result in lost revenues, litigation claims and/or harm to our reputation;

•	we are active in over 50 countries, where we are subject to country-specific risks that could adversely impact our business and results of operations;

•	our operating results may vary widely from period to period, which may cause our stock price to decline;

•	future acquisitions and joint ventures or dispositions may require significant resources and/or result in significant unanticipated losses, costs or liabilities;

•	we may require additional capital in the future, which may not be available on favorable terms, or at all;

•

privacy concerns could require us to exclude data from our software and services, which may reduce the value of our offerings to our customers, damage our reputation and deter current and potential users from using our software and services;

•	our business depends on our brands, and if we are not able to maintain and enhance our brands, our business and operating results could be harmed;

•

third parties may claim that we are infringing upon their intellectual property rights, and we could be prevented from selling our software or suffer significant litigation expense even if these claims have no merit;

•	we may be unable to protect our intellectual property and property rights, either without incurring significant costs or at all, which would harm our business;

•

we depend on a limited number of key personnel who would be difficult to replace. If we lose the services of these individuals, or are unable to attract new talent, our business will be adversely affected;

•	current or future litigation could have a material adverse impact on us;

•	requirements associated with being a public company increase our costs significantly, as well as divert significant company resources and management attention;

•

our certificate of incorporation and by-laws contain provisions that could discourage another company from acquiring us and may prevent attempts by our stockholders to replace or remove our current management;

•	if we are not able to maintain adequate compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, we may be subject to sanctions by regulatory authorities; and

•	we currently do not intend to pay dividends on our common stock, and as a result, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

The forward-looking statements made in this prospectus or the documents incorporated by reference herein relate only to events as of the date on which the statements were made. Except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

Unless we state otherwise in an applicable supplement to this prospectus, the net proceeds, if any, from the sale of the shares of common stock offered by this prospectus will be used for general corporate purposes, which may include the acquisition of complementary businesses and the repayment of indebtedness. At the date of this prospectus, we do not consider any currently contemplated significant purchase of businesses or other material assets to be probable of completion. If, as of the date of any prospectus supplement, we have identified any such proposed purchase as probable, we will describe it in the prospectus supplement. The amount of shares of our common stock offered from time to time pursuant to this prospectus and any prospectus supplement, and the precise amounts and timing and nature of the application of net proceeds from the sale of those shares, will depend upon our funding requirements. If we elect at the time of an issuance of shares to make different or more specific use of proceeds than described in this section, we will describe that use of proceeds in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the common stock offered pursuant to this prospectus in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	through underwriters, brokers or dealers; or

•	through a combination of any of these methods of sale.

We may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act. We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation, in a prospectus supplement.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Kirkland & Ellis LLP, a limited liability partnership that includes professional corporations, Chicago, Illinois. Certain partners of Kirkland & Ellis LLP, are members of a limited liability company that is an investor in GTCR Fund VIII, L.P. and GTCR Fund VIII/B, L.P. Certain partners of Kirkland & Ellis LLP are members of a partnership that is an investor in GTCR Co-Invest II, L.P. GTCR Fund VIII, L.P., GTCR Fund VIII/B L.P. and GTCR Co-Invest II, L.P., respectively, are the direct beneficial owners of shares of our common stock.

Kirkland & Ellis LLP represents entities affiliated with GTCR Golder Rauner II, L.L.C. and its affiliates in connection with legal matters. The shares of our common stock beneficially owned directly by each of GTCR Fund VIII, L.P. and GTCR Fund VIII/B, L.P. are beneficially owned indirectly by GTCR Partners VIII, L.P., the general partner of each such fund; and by GTCR Golder Rauner II, L.L.C., its general partner. The shares of our common stock beneficially owned directly by GTCR Co-Invest II, L.P. are beneficially owned indirectly by GTCR Golder Rauner II, L.L.C., its general partner. GTCR Golder Rauner II, L.L.C. has voting and dispositive authority over the shares held by GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P. and GTCR Co-Invest II, L.P., and therefore may be deemed to beneficially own such shares.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from the company’s Annual Report on Form 10-K for the year ended June 30, 2008 and the effectiveness of Solera Holdings, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of the Claims Services Group incorporated in this prospectus by reference from the Annual Report on Form 10-K of Solera Holdings, Inc. for the year ended June 30, 2008 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Filings. We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the SEC. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. For further information concerning the SEC’s Public Reference Room, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC’s Internet address at http://www.sec.gov.

Registration Statement. We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, with respect to the shares of common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement.

Incorporation by Reference. The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K):

•	our Annual Report on Form 10-K for the year ended June 30, 2008 filed with the SEC on August 29, 2008;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 filed with the SEC on November 6, 2008;

•	our Current Report on Form 8-K filed with the SEC on October 9, 2008;

•	our Current Report on Form 8-K/A filed with the SEC on October 15, 2008;

•	our Current Report on Form 8-K filed with the SEC on October 15, 2008; and

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the description of our common stock, par value $0.01 per share, included under the caption “Description of Capital Stock” in the prospectus supplement filed pursuant to Rule 424(b)(1) on October 4, 2007 as part of our registration statement on Form S-1, initially filed with the SEC on September 17, 2007 (Registration No. 333-146113), including exhibits, as amended.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We undertake to provide without charge to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). We will furnish any exhibit upon the payment of a specified reasonable fee, which fee will be limited to our reasonable expenses in furnishing such exhibit. Requests for such copies should be directed to Jason Brady, Solera Holdings, Inc., 15030 Avenue of Science, San Diego, California 92128, (858) 724-1600.

7,000,000 Shares

Solera Holdings, Inc.

Common Stock

Goldman, Sachs & Co.